                                                                   EXHIBIT 10.20

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement made as of the 15th day of January, 1999 ("Agreement"), by and between MIAMI SUBS CORPORATION, a corporation incorporated under the laws of the State of Florida, with its principal place of business at 6300 Northwest 31st Avenue, Fort Lauderdale, Florida 33309 (the "Company"), and Donald L. Perlyn, residing at 2798 N.W. 27th Terrace, Boca Raton, Fl. 33434 (the "Executive").

                                  WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement made as of December 1, 1998 (the "Initial Employment Agreement");

WHEREAS, the Company and the Executive desire to amend and restate the Initial Employment Agreement as a condition to and in connection with consummation of the merger of Miami Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Nathan's Famous, Inc. ("Parent"), with and into the Company, whereby the Company will become a wholly owned subsidiary of Parent (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of January 15, 1999 (the "Merger Agreement"), among the Parent, Merger Sub and the Company;

WHEREAS, on the Effective Date (as hereinafter defined), the Company and Executive intend this Agreement to supersede any existing employment agreement among the parties, including the Initial Employment Agreement;

WHEREAS, the Parent desires to comply with, and be bound by the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree that on the Effective Date the Initial Employment Agreement shall be amended and restated as follows:

1. Recitals: The foregoing recitals are true and correct and are incorporated herein by reference thereto.

2. Employment

The Company hereby agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, on the terms and conditions herein contained, to serve as the President and Chief Operating Officer of the Company and a member of the Board of Directors of each of the Company and the Parent. In addition, the Executive hereby agrees to be involved in the day-to-day operations of Parent (including any of its other affiliated entities) as the Board of Directors of Parent shall reasonably require from time to time. The Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder and shall faithfully and diligently serve the Company. The foregoing shall not prevent Executive from participating in not-for-profit activities or from managing his passive personal investments provided that these activities do not materially interfere with Executive's obligations hereunder.

3. Term of Employment.

Executive's employment under this Agreement shall be for a term commencing on the effective date of the Merger (the "Effective Date") and, subject to earlier termination as provided in Section 8 below, terminating on the third anniversary of the Effective Date (the "Initial Term"). The Initial Term shall be automatically extended for successive one-year periods (the "Additional Terms") unless terminated at the end of the Initial Term or any Additional Term by either party upon one hundred eighty (180) days' prior written notice given to the other party (the Initial Term and any Additional Terms shall be referred to as the "Employment Term"). Notwithstanding anything else herein, the provisions of Section 9 hereof shall survive and remain in effect notwithstanding the termination of the Employment Term.

4. Compensation.

(a) As compensation for his services under this Agreement, the Company shall pay Executive a salary at the rate of Two Hundred Thousand Dollars ($200,000) per year (the "Base Salary"), payable in equal installments (not less frequently than monthly) and subject to withholding in accordance with the Company's normal payroll practices. The Executive's Base Salary shall be reviewed annually by the Company and may be increased, but not decreased, in the Company's sole discretion.

(b) In addition to the Base Salary, Executive shall participate in any executive bonus program established by the Company and Parent from time to time. Notwithstanding the foregoing, the Company will pay Executive a bonus of not less than three percent (3%) of the pre-tax income of the Company for each fiscal year, payable within forty-five (45) days after the end of each such year. In the event that Executive's employment under this Agreement is terminated pursuant to Section 8(a)(v) prior to December 31, 2001, Executive agrees to reimburse the Company for the pro-rata portion of the bonus paid to him in January 1999 pursuant to Section 3(b)(i) of the Initial Employment Agreement computed by dividing the number of months from the date of termination to December 31, 2001 by 37 months, and multiplying such ratio by the amount of the bonus.

5. Benefits and Fringes.

During the Employment Term, Executive shall be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company and/or Parent to its executive employees of a comparable level, including any life, medical or dental insurance plans for the benefit of Executive and members of his immediate family, and pension, profit-sharing, 401(k) and other similar plans and on the same terms as so provided. Notwithstanding the foregoing, the Executive shall be provided with long-term disability insurance providing for payment of a minimum monthly benefit of $6,896 and with life insurance, payable to his designated beneficiary, at least equal to $1,000,000; and provided, further that Executive shall be furnished a Company automobile.

6. Expenses.

The Company shall reimburse Executive in accordance with its expense reimbursement policy as in effect from time to time for all reasonable expense, including without limitation, Executive's professional dues, license fees, continuing educational courses, professional association membership fees, airplane travel and other travel expenses and all reasonable expenses related to his Company automobile (including, without limitation, repairs, maintenance, insurance and gasoline), incurred by Executive in connection with the performance of his duties under this Agreement upon the presentation by Executive of an itemized account of such expenses and appropriate receipts.

7. Vacation.

During the Employment Term, Executive shall be entitled to vacation in accordance with the Company's practices, provided that Executive shall not be entitled to less than four (4) weeks paid vacation in each full contract year. Any vacation not taken in any year shall be deemed to be forfeited by the Executive as of January 1 of the succeeding year.

8. Termination.

(a) Executive's employment under this Agreement and the Employment Term shall terminate as follows:

(i) automatically on the date of Executive's death.

(ii)Upon written notice given by the Company to the Executive if Executive is unable to perform his material duties hereunder for 180 days (whether or not continuous) during any period of 360 consecutive days by reason of physical or mental disability.

(iii)Upon written notice by the Company to the Executive for Cause. Cause shall mean (A) the Executive's conviction of a felony involving moral turpitude (after exhaustion or lapse of all rights of appeal); (B) willful refusal to perform his duties as President and Chief Operating Officer or director of the Company and as otherwise set forth in Section 2 hereof, which is not remedied promptly after receipt by the Executive of written notice from the Company specifying the details thereof; and (C) Executive's dishonesty in the performance of his duties. Upon a termination for Cause, Executive (and his representative) shall be given the opportunity to appear before the Board of Directors of the Company (the "Board") to explain why the Executive believes that Cause did not occur. Such appearance shall be scheduled on no less than twenty (20) and no more than forty (40) days written notice to Executive. In the event the Board agrees with the Executive, which shall be a determination made in its sole discretion, the Executive shall be retroactively reinstated in his position. The removal pending such Board meeting shall not be deemed Good Reason under (vi) below.

(iv)Upon written notice by the Company without Cause.

(v)Upon the voluntary resignation of the Executive without Good Reason upon sixty (60) days prior written notice to the Company (which the Company may in its sole discretion make effective earlier).

(vi)Upon the written resignation of the Executive for Good Reason stating with specificity the details of the Good Reason, if the stated Good Reason is not cured within thirty (30) days of the giving of such notice. "Good Reason" shall mean (A) relocation of the Executive's office, or materially change the location at which Executive is required to perform his duties, from within the Territory,
(B) any material reduction in his authority, duties or responsibilities or (C) any other material breach of any provision of this Agreement by the Company. For purposes hereof, "Territory" shall mean Broward, Miami-Dade and Palm Beach Counties, Florida.

(vii)Upon written notice of non-renewal by the Company or Executive pursuant to
Section 3 hereof.

(b)Upon any termination of the Employment Term Executive shall be entitled to receive any unpaid salary and accrued vacation through his date of termination and any benefits under any benefit plan in accordance with the terms of said plan. In addition, (i) if the termination is pursuant to (a)(iv) or (a)(vi) above, Executive shall receive (without a duty to mitigate) severance pay in a lump sum equal to three (3) times the amount of Executive's Base Salary in effect at the time of termination, and (ii) if termination is by the Company pursuant to (a)(vii) above, Executive shall receive (without a duty to mitigate) severance pay in a lump sum equal to Executive's Base Salary in effect at the time of termination. Such lump sum severance payments shall be paid within thirty (30) and fifteen (15) days, respectively, after the date of termination. In the event termination is pursuant to (a)(ii) alone, Executive shall receive in monthly payments for one (1) year thereafter Executive's Base Salary in effect at the time of termination reduced by any disability benefits or worker's compensation salary replacement he receives from any program sponsored or made available by the Company or a governmental entity. In the event of termination other than pursuant to (a)(i), (a)(iii) or (a)(v), to the extent the Executive or his dependents are eligible for COBRA coverage, the Company shall pay the cost of such coverage for the maximum period permitted under federal law. The Company shall have no other obligations to the Executive.

9.Confidential Information and Non-Competition.

(a)Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliated entities, that the Company and its affiliated entities will suffer substantial damage, which would be difficult to ascertain, if Executive shall enter into Competition (as defined below) with the Company or any of its affiliated entities and that because of the nature of the information that will be known to Executive it is necessary for the Company and its affiliated entities to be protected by the prohibition against Competition set forth herein, as well as the confidentiality restrictions set forth herein. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliated entities and that part of the compensation paid under this Agreement is in consideration for the agreements in this Section 9.

(b)Competition shall mean:

(i)Participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in the State of Florida in a business in competition with the quick-service restaurant business conducted by the Company or its affiliated entities during the Employment Term; provided, however, that such prohibited participation shall not include: (A) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (B) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in the aforesaid Competition; or (C) any activity engaged in with the prior written approval of the Board.

(ii)recruiting, soliciting or inducing any nonclerical employee or employees of the Company or its affiliated entities to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliated entities or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliated entities. Notwithstanding the foregoing, if requested by an entity with which Executive is not affiliated, Executive may serve as a reference for any person who at the time of the request is not an employee of the Company or any of its affiliated entities.

If any restriction set forth in above items (i) and/or (ii) is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographical area, it shall be intrepreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliated entities all secret or confidential information, knowledge or data relating to the Company and its affiliated entities, and their respective businesses, including any confidential information as to customers or vendors of the Company or its affiliated entities, (i) obtained by Executive during his employment by the Company or its affiliated entities; and (ii) not otherwise public knowledge or known within the Company's or its affiliated entities' industries. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(d)Upon termination of Executive's employment with the Company, or at any other time as the Company may request, Executive will promptly deliver to the Company all documents which Executive may possess or have under his direction or control (whether prepared by the Company, an affiliated entity, Executive or a third party) relating to the Company or its affiliated entities or any of their respective businesses or properties.

(e)During the Employment Term and for a period of one (1) year following termination thereof (except for termination pursuant to Section 8(a)(iv) or (vi)), Executive shall not enter into Competition with the Company or any of its affiliated entities.

(f) In the event of a breach or potential breach of this Section 9, Executive acknowledges that the Company and its affiliated entities will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the affiliated entities shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 9 enforced.

10. Executive Representation.

Executive represents and warrants that he is under no contractual or other limitation from entering into this Agreement and performing his obligations hereunder.

11. Indemnification.

The Executive shall be entitled to be indemnified by the Company for his actions as an officer, director, employee, agent or fiduciary of the Company or its affiliated entities to the fullest extent permitted by applicable law and shall, to the extent the Company does not or is unable as a result of a conflict between the parties to undertake his defense, have reasonable legal fees (including, but no limited to, a retainer fee) and other reasonable expenses paid to him in advance of final disposition of a proceeding, provided that he has actually incurred such expenses and he executes an undertaking to repay such amounts if, and to the extent, required to do so by applicable law. The Company shall cover the Executive under any directors' and officers' liability insurance policy to the same extent as its other senior officers.

12. Stock Options.

On the Effective Date, Parent shall grant to Executive, in exchange for the cancellation of the Executive's options (assumed by Parent pursuant to the Merger) to purchase 385,116 shares of the Company's common stock under the Company's 1990 Executive Option Plan, immediately exercisable stock options under a stock option plan of the Parent (the "Plan") to purchase 192,558 shares of Parent's common stock, $.01 par value per share (the "Common Stock"). Such options shall continue to be exercisable for a term of ten (10) years, irrespective of whether Executive remains employed by the Company, at an exercise price equal to the fair market value per share on the date of grant, subject to adjustment as provided in the Plan. Parent shall file within ten business days of the Effective Date, and shall maintain in effect, a registration statement on Form S-8 under the Securities Act of 1933, as amended, registering the shares of Common Stock issuable upon exercise of all stock options held by Executive and the resale thereof by him.

13. Change of Control.

Upon a "Change of Control" (as defined below) of the Company or Parent, the Company shall pay Executive, within thirty (30) days of such event, a lump sum equal to three (3) times the amount of his Base Salary in effect at the time of such event, together with a pro rata portion of the bonus accrued through the date of such Change of Control. As used herein "Change of Control" means (a) a change in control as such term is presently defined in Regulation 250.12b-2 under the Securities Exchange Act of 1934 ("Exchange Act"); or (b) if any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) in either the case of the Company or Parent (other than the Parent or any "person" who on the date of this Agreement is a director or officer of the Parent or Company, as the case my be), becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company or Parent, as the case may be, representing twenty (20%) percent of the voting power of the Company's or Parent's then outstanding securities, as the case may be; or (c) if during any period of two (2) consecutive years during the term of Executive's employment, individuals who at the beginning of such period constitute the Board of Directors of either the Company or Parent cease for any reason to constitute at least a majority thereof.

14. Entire Agreement: Modification.

This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

15. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms of provisions of this Agreement in any other jurisdiction.

16. Waiver of Breach.

The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

17. Notices.

All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one day after sending by express mail or other "overnight mail service," or three days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Executive, to the address listed in the Company's records; and if to the Company, to the Company at its office as set forth at the head of this Agreement, to the attention of its Vice President and Chief Financial Officer. Either party may change the notice address by notice given as aforesaid.

18. Assignability: Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive's legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by the Executive. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the Company of all or substantially all of its assets and then only provided the assignee specifically assumes in writing all of the Company's obligations hereunder.

19. Governing Law.

(a) All issues to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

(b) Any dispute or controversy with regard to this Agreement, other than injunctive relief pursuant to Section 9, shall be settled by arbitration in New York, New York before the American Arbitration Association ("AAA") in accordance with the Rules of Commercial Arbitration of the AAA. The decision of the arbitrators shall be final and binding upon the parties hereto and may be entered in any court having jurisdiction. The Company shall advance all of the Executive's expenses (including, without limitation, reasonable counsel fees) incurred in connection with such arbitration, provided that Executive shall repay the same in the event he is not, to any extent, the prevailing party.

20. Headings.

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

21. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22. Guarantee and Joinder.

Parent hereby unconditionally and irrevocably guarantees, as primary obligor not merely as surety: (i) the punctual payment when due of all obligations of the Company arising under this Agreement: and (ii) the due and punctual performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed under this Agreement. Parent hereby agrees to comply with, and be bound by this Agreement.

IN WITNESS WHEREOF, the Company and Parent have each caused this Agreement to be duly executed by an authorized officer and Executive has hereunto set his hand as of the date first set forth above.

MIAMI SUBS CORPORATION

By: /s/ Jerry Woda Sr. V.P.
   ----------------------------

Name: Jerry Woda
Title: Vice President
/s/ Donald L. Perlyn
-------------------------------

Donald L. Perlyn

NATHAN'S FAMOUS, INC.

By: /s/ Wayne Norbitz, Pres
   ----------------------------

Name: /s/ Wayne Norbitz
     --------------------------

Title: President
      -------------------------